EXHIBIT 16.1

June 28, 2004

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Huttig Building Products, Inc. Savings and Profit Sharing Plan dated March 19, 2004, and have the following comments:

1.	We agree with the statements made in paragraphs (a)(1) through (a)(5).

2.	We have no basis on which to agree or disagree with the statements made in paragraph (b).

Yours truly,

/s/    Deloitte & Touche LLP

cc:	Mr. Thomas S. McHugh, Vice-President – Finance and Chief Finance Officer